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                                                                  EXHIBIT 10.13

                        AMENDMENT TO EMPLOYMENT AGREEMENT
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                            DATED MAY 1, 1998 BETWEEN
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                       INDUSTRIAL FABRICATION AND REPAIR,
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                    COVENTRY INDUSTRIES CORP, AND LESTER GANN
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         This Amendment dated November 9, 1998 is being entered into by the parties as a condition of the pending change of control of Coventry that will occur upon the completion of the exchange agreement between Coventry, BSD Healthcare Industries, Inc. ("BSD"), and People First Staffing, LLC ("PF"). In consideration for waiving and/or modifying certain sections of the employment agreement as outlined below, Coventry agrees to issue to the employee 665,000 shares of its common stock. Employee further acknowledges that Industrial Fabrication & Repair, Inc. ("IFR") is a key asset to preserving Coventry's Nasdaq SmallCap Market listing and must remain in Coventry in order for the successful completion of the exchange agreement among Coventry, BSD, and PF to occur.

The Employee agrees to the following modifications to the agreement:

4. Term - The term of employment shall be extended to three (3) years from the date of this amendment.

5.1 Signing Bonus - Paragraph 5.1 is deleted and replaced in its entirety as follows: "In consideration for entering into this amendment to the agreement, Coventry hereby agrees to pay to the employee the balance of his prior signing bonus of 70,000 shares of Coventry common stock pursuant to the Company's 1997 Employee Stock Option Plan at a price equal to $0.001 per share (par value). The shares are to be paid upon the closing of the "PF" transaction."

7.6 Business Activities - Paragraph 7.6 is deleted and replaced in its entirety as follows: "Business Activities" shall be deemed to include any business activities, which the Company or any of its affiliates may engage in during the term of this agreement."

10. Employee's Stock in Coventry -Section 10 is deleted and replaced in its entirety as follows: "Coventry agrees in the event of its bankruptcy, reorganization, change of control (as hereinafter defined in section
         10.1 below) delisting of its Common Stock from the Nasdaq SmallCap Market, Coventry will purchase Employee's 665,000 shares of stock in Coventry (adjusted for any subsequent stock splits or reverses) (the "Coventry Shares") for (i) Seven Hundred Fifty Thousand Dollars; or,
         (ii) the fair market value of said stock, whichever is greater.

                  Following the occurrence of any of the conditions listed in the first paragraph of this Section 10, at Employee's option and in his sole and absolute discretion, Employee may instead elect to transfer the Coventry Shares to Coventry in exchange for Coventry returning to him all of the issued and previously outstanding stock of IFR. Upon Employee's written notification of his election to reacquire IFR, Coventry shall convey such stock to Employee. Upon the occurrence of such conditions and Employee's election to reacquire IFR, this Agreement shall terminate immediately in its entirety. The parties agree that they shall in good faith execute any and all stock certificates or other

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         legal documents reasonably required by counsel for either party which are deemed necessary to consummate this transfer of shares.

                  If at the expiration of the term of this Agreement, IFR is not willing to agree to an extension of this Agreement or a new agreement with at least a one-year term with substantially similar terms and conditions, then Employee shall have the option to reacquire all of the issued and previously outstanding stock of IFR in exchange for, at Employee's option, either (i) $750,000 in cash, (ii) $750,000 of Coventry Common stock (calculated using 90% of the average closing bid price for the five days prior to closing), or (c) the Coventry Shares.

                  In the event Employee elects to reacquire IFR, the parties agree that in conjunction with such acquisition, Employee shall also have the option to acquire the real property and improvements located at 2415 Sycamore Drive, Knoxville, Knox County, Tennessee 37931, in exchange for Employee's assumption of all liabilities related to this real property and equipment and $200,000 payable in either cash, a note with mutually agreeable terms, or an equivalent number in shares of Coventry stock at 90% of the bid price based on the five day average prior to closing to Coventry.

10.1 Change of Control Defined. For purposes of Section 10 of this Agreement, "change of control" shall be defined as any event(s) in which persons or a group (as defined pusuant to the Securities Exchange Act of 1934) excluding Stephen Rosedale and/or Ronald Wilheim and/or their respective affiliates acquire thirty five percent (35%) or more of the voting power in Coventry. Affiliates are defined as any members of their respective families and other entities owned by the Rosedale/Wilheim families."

         All other terms and conditions of the agreement remain the same. Agreed and accepted as of this 9th day of November, 1998.


         Industrial Fabrication & Repair, Inc.

         By:
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         Title:
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         Coventry Industries Corp.

         By: /s/Robert Hausman
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         Title: President

         Employee:




            /s/ Lester Gann
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